EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 19, 2006 (which report expresses an unqualified opinion on the consolidated financial statements and includes a separate paragraph on our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to substantial doubt about the Company's ability to continue as a going concern), relating to the consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 appearing in the Annual Report on Form 20-F of Energy Exploration Technologies Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Independent Registered Chartered Accountants

Calgary, Alberta, Canada

October 22, 2007

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